EXHIBIT 99.1

TAYLOR CAPITAL REPORTS 3RD QUARTER LOSS

AS IT BUILDS RESERVES, RAISES CAPITAL AND

LAUNCHES ASSET BASED INITIATIVE

Strong Loan Growth With Commercial & Industrial Loans Up $287 million

$120 million in Regulatory Capital from Preferred Stock and Subordinated Debt Issued

Rosemont, Illinois - November 4, 2008 - Taylor Capital Group, Inc. (NASDAQ: TAYC), the holding company for Cole Taylor Bank, today reported a pre-tax loss of $54.9 million for the quarter ended September 30, 2008. The loss was primarily attributable to a $52.7 million provision for loan losses driven primarily by the Bank’s residential construction loan portfolio. In the third quarter of 2007, the Company earned $7.2 million. For the first nine months of 2008, Taylor Capital reported a net loss of $109.7 million compared with net income of $19.7 million for the same period in 2007. The loss per diluted common share was $9.30 for the third quarter of 2008 and $12.10 on a year to date basis.

Recent Highlights

•

In September, the Company raised $120 million in new regulatory capital through the issuance of $60 million in convertible preferred stock at Taylor Capital and $60 million in subordinated debt at Cole Taylor Bank.

•	The Company has applied to participate in the U.S. Treasury Department’s Capital Purchase Program through the sale of $105 million of preferred stock to the U.S. Treasury Department.

•	Commercial loans grew $287 million during the third quarter and comprised 43% of the total loan portfolio at September 30, 2008, up from 34% at December 31, 2007.

•	The residential construction loan portfolio totaled 12.7% of the loan portfolio, down from 19.5% at December 31, 2007.

•

The Company announced the formation of Cole Taylor Business Capital, the Bank’s asset based lending business unit focusing on providing this important source of funding to the middle market. The Chicago-based unit, headed up by industry leader Michael Sharkey, announced the hiring of several senior staff members and the opening of new regional offices in Kansas City, Houston, Milwaukee and Baltimore.

•	As part of its strategic growth initiative, the organization announced the hiring of additional senior executives, including:

•	John J. Lynch, Jr. as vice chairman of the bank

•	Randall T. Conte as chief operating officer

“Continuing major weakness in the housing market caused further deterioration in the collateral supporting our Chicago-area homebuilder loan portfolio” said Taylor Capital Chairman Bruce W. Taylor. “But despite the challenging economic conditions, we achieved several important objectives. With $120 million in new regulatory capital, which will increase to $225 million if we participate in the U.S. Treasury Department’s Capital Purchase Program, and more than 50 new commercial and asset based bankers, we are strongly positioned to take advantage of opportunities in the market to grow and prosper. Our focus is on putting this capital to work by building long-term, profitable relationships with owner-operated businesses in the Chicago area and strategically growing our new regional asset based lending group.”

Mark A. Hoppe, President and CEO of Cole Taylor Bank, said, “We added nearly $550 million in loans in the first nine months of 2008 and have another $300 million of loans ready to close in the next few months. This growth, which has come from a substantial number of new clients as well as increased borrowing from existing clients, shows that our strategic growth initiative is succeeding. We have completed the majority of the investments in new personnel and the processes we need to implement our strategy and are now exceptionally well-positioned, with the people, products and services that our customers need.”

Unusual Items Negatively Impact Results

The Company noted that several unusual items negatively affected its results for the third quarter and the first nine months, including:

•

Third quarter results reflect a non-cash accounting expense to establish a valuation reserve against the Company’s deferred tax assets. The Company expects to utilize these deferred tax assets as it generates taxable income in the future, and the recording of the valuation reserve can be reversed after the Company has achieved sustained profitability. However, despite the Company’s future projection of income, generally accepted accounting principles limit the amount of deferred tax assets the Company can continue to carry on its balance sheet at this time. The net loss after income tax expense for the third quarter of 2008 was $80.5 million.

•

In connection with the preferred stock that was issued in September, the Company recorded a $16.7 million accounting adjustment to reflect the difference between the $12.78 per share market value of its common stock on September 4, 2008 (the date of the preferred stock purchase agreement), and the conversion price of $10.00 per share. The conversion price had been established on July 25th, (the date of the letter of intent) and at that time, represented an 18% premium to the Company’s stock price. When it was issued, the preferred stock was recorded net of this accounting adjustment which was reported as a one-time, implied non-cash dividend to the holders of the preferred stock. There was no impact on the Company’s net loss or on stockholders’ equity.

•

The provision for loan losses totaled $113.8 million for the first nine months of 2008, while charge-offs for the same period totaled $50.5 million. As a result, the Company’s reserve for future loan losses increased from $54.7 million at December 31, 2007, to $118.0 million at September 30, 2008. That reserve now totals 3.83% of total loans.

•

The third quarter included $6 million of other notable expenses including sign-on bonuses, incentives and severance of $3.8 million and additional expenses relating to nonperforming assets, of $1.8 million.

Capital Resources

Both the Company and Cole Taylor Bank are considered “well capitalized” under capital guidelines for bank holding companies and banks. The Company’s and Cole Taylor Bank’s capital ratios at September 30, 2008 were as follows:

	At September 30, 2008		At June 30, 2008
	AMOUNT	RATIO	AMOUNT	RATIO
	(dollars in thousands)
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$383,282	10.97%	$321,237	10.26%
Cole Taylor Bank	369,975	10.61	314,824	10.06
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	265,913	7.61	270,140	8.63
Cole Taylor Bank	270,217	7.75	274,899	8.78
Leverage (to average assets)
Taylor Capital Group, Inc.	265,913	6.79	270,140	7.71
Cole Taylor Bank	270,217	6.91	274,899	7.85

On September 29, 2008, the Company completed its previously announced private placement of $60 million of 8% non-cumulative convertible perpetual preferred stock, Series A, to certain institutional and individual accredited investors. The Company simultaneously closed its sale of $60 million in principal amount of 10% subordinated notes issued by the Bank, and detachable warrants to purchase shares of the Company’s common stock. The proceeds of these transactions are being used primarily to strengthen the balance sheet and regulatory capital of the Company and the Bank and support the Company’s strategic growth initiatives.

The preferred stock private placement included a total of 2,400,000 shares of 8% non-cumulative convertible perpetual preferred stock, Series A, with a purchase price and liquidation preference of $25.00 per share. The preferred stock pays non-cumulative dividends at an annual rate of 8% of the liquidation preference beginning in January 2009 and has a conversion price of $10.00 per share. The preferred stock is convertible into an aggregate of six million shares of the Company’s common stock at the option of the preferred stockholders at any time, and will be convertible at the option of the Company on September 29, 2013. The preferred stock will cease to pay dividends after September 29, 2010 if the volume weighted average price of the Company’s common stock on the NASDAQ Global Select Market exceeds 200% of the then applicable conversion price for at least 20 trading days in any consecutive 30-day period, or after September 29, 2011 if the volume weighted average price of the Company’s common stock on the NASDAQ Global Select Market exceeds 130% of the then-applicable conversion price for at least 20 trading days in any consecutive 30-day period.

The subordinated notes issued by the Bank bear interest at an annual rate of 10% and mature on September 29, 2016, but may be prepaid at the Bank’s option after September 29,

2011. For every $1,000 in principal amount of the subordinated notes, investors in this transaction also received a warrant to purchase 15 shares of the Company’s common stock at an exercise price of $10.00 per share, which represents an aggregate of 900,000 shares of common stock. The warrants are not exercisable until March 29, 2009 and expire on September 29, 2013.

The conversion price of the noncumulative perpetual preferred stock of $10.00 per share was less than the $12.78 per share market value of the stock on the date the preferred stock purchase agreement was entered into resulting in the recognition of an embedded beneficial conversion feature. The $16.7 million imputed value of the beneficial conversion feature is reported separately from the preferred stock as a one-time, imputed non-cash preferred dividend.

Net Interest Income and Margin

Net interest income for the third quarter 2008 increased $333,000 ($328,000 on a tax-equivalent basis) from the second quarter of 2008, as the impact of the growth in average earning assets offset a decline in the net interest margin. The tax-equivalent net interest margin declined 25 basis points to 2.35%, compared with 2.60% in the second quarter. The net interest margin was negatively impacted by an increase in nonaccrual loans during the third quarter as well as a decline in the prime interest rate and a substantial reduction in the historic spread between the prime interest rate and LIBOR-based funding costs.

Net interest income for the first nine months of 2008 declined $11.3 million ($11.5 million on a tax-equivalent basis) compared with the first nine months of 2007, as the tax-equivalent net interest margin declined 79 basis points to 2.62%. Declining loan yields outpaced a decline in funding costs, reducing both net interest spread and margin compared with the first nine months of 2007. The impact of the lower net interest margin was partially offset by a $377.9 million, or 11.8%, increase in average interest-earning assets.

The following table summarizes, for the periods indicated, the changes in interest earned and interest paid resulting from changes in volume and rates. Interest income is presented on a tax-equivalent basis assuming a federal income tax rate of 35%.

	Quarter Ended Sept. 30, 2008 Over Quarter Ended June 30, 2008 INCREASE/(DECREASE)				Nine Months Ended Sept. 30, 2008 Over Nine Months Ended Sept. 30, 2007 INCREASE/(DECREASE)
	VOLUME	RATE	DAY(1)	NET	VOLUME	RATE	DAY(2)	NET
	(in thousands)
INTEREST EARNED ON:
Investment securities	$(192)	$(110)	$—	$(302)	$7,225	$1,986	$—	$9,211
Cash equivalents	361	(29)	3	335	1,016	(1,118)	5	(97)
Loans	4,840	(913)	393	4,320	7,760	(37,954)	538	(29,656)

Total interest-earning assets				4,353				(20,542)

INTEREST PAID ON:
Interest-bearing deposits	4,512	(877)	215	3,850	9,601	(17,932)	268	(8,063)
Total borrowings	172	(55)	58	175	3,281	(4,358)	65	(1,012)

Total interest-bearing liabilities				4,025				(9,075)

Net interest income, tax-equivalent	$1,933	$(1,728)	$123	$328	$7,327	$(19,004)	$210	$(11,467)

(1)	The quarter ended September 30, 2008 had 92 days compared to 91 days for the quarter ended June 30, 2008.
(2)	The nine months ended September 30, 2008 had 274 days compared to 273 days for the nine months ended September 30, 2007.

The following table presents the tax-equivalent yield on average interest-earning assets and rates paid on average interest-bearing liabilities for the periods indicated. Interest income and yields are presented on a tax-equivalent basis assuming a federal income tax rate of 35%.

	Tax Equivalent Yield or Rate
	2008		For Nine Months Ended Sept. 30,
	Third Quarter	Second Quarter	2008	2007
INTEREST-EARNING ASSETS:
Investment securities	5.25%	5.31%	5.29%	4.99%
Cash equivalents	1.87	2.10	2.25	5.12
Loans	5.48	5.62	5.90	7.81

Total interest-earning assets (tax equivalent)	5.32	5.50	5.67	7.21

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	3.46	3.41	3.58	4.49
Other borrowings and interest bearing liabilities	3.89	3.93	4.13	5.50

Total interest-bearing liabilities	3.54	3.52	3.68	4.66

Net interest spread (tax equivalent)	1.78%	1.98%	1.99%	2.55%

Net interest margin (tax equivalent)	2.35%	2.60%	2.62%	3.41%

Noninterest Income

The following table presents the major categories of noninterest income for the periods indicated:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
	(in thousands)
Service charges	$2,256	$2,255	$1,982	$6,677	$5,687
Trust services	591	696	534	1,778	1,664
Investment management services	303	339	356	958	1,183
Loan syndication fees	—	—	2,200	116	2,600
Other noninterest income	(84)	675	332	717	1,573

	3,066	3,965	5,404	10,246	12,707
Other derivative income	154	65	159	1,106	122

Total noninterest income	$3,220	$4,030	$5,563	$11,352	$12,829

Noninterest income decreased $810,000, or 20.1%, to $3.2 million for the quarter ended September 30, 2008, compared with noninterest income of $4.0 million in the second quarter of 2008. The changes in other noninterest income between periods relate primarily to a $483,000 decline in market value of assets in the Company’s employee deferred compensation plan and higher losses from certain limited partnership interests.

Noninterest income decreased $1.5 million, or 11.5%, to $11.4 million for the first nine months of 2008, compared with noninterest income of $12.8 million in the first nine months of 2007. Loan syndication fees declined $2.5 million year-to-date in 2008, compared with the same period in 2007. Service charges on deposit accounts increased $990,000, or 17.4%, driven primarily by a lower earnings credit rate given to customers on their collected account balances in 2008. Other derivative income for the first nine months of 2008 was higher than the same period in 2007 due to the increase in the fair value of a prime-based interest rate floor agreement as a result of the decline in the prime interest rate. The changes in other noninterest income between periods relate primarily to a $754,000 decline in market value of assets in the Company’s employee deferred compensation plan.

Noninterest Expense

The following table presents the major categories of noninterest expense for the periods indicated:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
	(in thousands)
Salaries and employee benefits:
Salaries, employment taxes and medical	$9,413	$9,405	$7,692	$27,163	$24,106
Sign-on bonuses and severance	3,079	513	32	4,962	255
Incentives, commissions and retirement	2,456	1,178	2,192	5,622	5,085

Total salaries and employee benefits	14,948	11,096	9,916	37,747	29,446
Occupancy of premises, furniture and equipment	2,773	2,733	2,981	8,271	8,646
Nonperforming asset expense	1,398	2,471	94	4,877	527
Legal fees, net	1,841	769	442	3,195	1,898
Consulting	215	27	175	523	384
Early extinguishment of debt	412	384	—	1,606	—
FDIC assessment	779	586	72	1,891	234
Other professional services	501	404	555	1,551	1,739
Other noninterest expense	4,434	4,153	3,824	12,079	10,899

Total noninterest expense	$27,301	$22,623	$18,059	$71,740	$53,773

Total noninterest expense for the third quarter of 2008 increased $4.7 million, or 20.7%, to $27.3 million, compared with the second quarter of 2008. Third quarter 2008 total salaries and employee benefits expense increased $3.9 million, or 34.7%, in comparison to the second quarter. Sign-on bonuses, severance and incentive accruals all increased in the third quarter of 2008. Sign-on bonus payments totaled $609,000 and severance expense totaled $2.5 million. Legal fees increased $1.1 million in the third quarter of 2008, with almost half of the increase attributable to the increased volume of nonperforming loans. In addition, legal fees increased in connection with the higher volume of new loan origination and other general corporate matters.

Total noninterest expense in the nine months of 2008 increased $18.0 million, or 33.4%, to $71.7 million, compared with the first nine months of 2007. Total salaries and employee benefits increased $8.3 million, or 28.2%, primarily as a result of the newly-hired commercial banking and asset-based lending professionals and increased severance expense. Sign-on bonus payments in 2008 totaled $1.9 million, while severance expense totaled $3.1 million. Nonperforming asset expense increased $4.4 million as a result of the increase in volume of nonperforming assets, including $3.4 million from the recognition of a liabilities established for unfunded loan commitments associated with impaired loans. Legal fees increased in connection with the higher volume of nonperforming loans and other general corporate matters. FDIC assessments increased $1.7 million largely because the FDIC raised deposit insurance premium assessments for all financial institutions. Early extinguishment of debt expense relates to the early redemption of above market rate brokered CDs during the first nine months of 2008.

Income taxes

Income tax expense was $25.7 million for the third quarter of 2008, notwithstanding the pre-tax loss of $54.9 million, due to the establishment of a valuation allowance against a portion of the Company’s deferred tax assets. The full realizability of the deferred tax assets is dependent upon the Company’s ability to derive the benefits of the tax deductions inherent in the deferred tax asset through refunds of taxes paid in prior years or by reducing future tax obligations. As of September 30, 2008, the Company had a current federal net income tax receivable of $13 million reflecting the impact of utilizing the federal income tax loss generated in 2008 to file for refunds of taxes paid in 2006 and a portion of taxes paid in 2007. At September 30, 2008, the deferred tax asset, net of the valuation allowance, totaled $9.5 million which is expected to be realized primarily through carry-back against the balance of 2007 taxes paid.

The Company expects to utilize its deferred tax assets against taxable income in future periods. However, generally accepted accounting principals limit the extent to which a company can utilize projections of future income to support recorded deferred tax assets. Therefore, the Company recorded an after-tax, non-cash valuation allowance of $47.3 million against its deferred tax assets at September 30, 2008.

In each future accounting period, the Company will evaluate whether the accounting standards support a change in the valuation allowance against its deferred tax assets. A reduction in the valuation allowance would lower the amount of income tax expense recognized in the Company’s consolidated statements of operations in future periods.

Investment Securities

The following table presents the composition of the Company’s investment portfolio as of the dates indicated:

	Sept. 30, 2008		Dec. 31, 2007		Sept. 30, 2007
	Balance	Percent of Investments	Balance	Percent of Investments	Balance	Percent of Investments
	(dollars in thousands)
Available-for-sale (1):
U.S. government sponsored agency securities	$85,615	10.8%	$106,305	11.9%	$130,232	16.3%
Mortgage-related securities:
Government-sponsored entities	540,162	68.0	596,853	66.9	479,343	59.9
Private issuers	36,015	4.5	44,848	5.0	45,680	5.7
State and municipal obligations	132,910	16.7	144,340	16.2	145,327	18.1

Total available-for-sale	794,702	100.0	892,346	100.0	800,582	100.0

Held-to-maturity (2):
Other debt securities	25	*	25	*	25	*

Total	$794,727	100.0%	$892,371	100.0%	$800,607	100.0%

(1)	Based on estimated fair value.
(2)	Based on amortized cost.
*	less than 0.01%

Investment securities at September 30, 2008 decreased $97.6 million, or 10.9%, compared with December 31, 2007, because the majority of proceeds from principal payments and maturities on investment securities were not reinvested. At September 30, 2008, the net unrealized loss on available for sale securities totaled $9.7 million, compared with a net gain of $3.4 million at December 31, 2007. The Company does not own any Fannie Mae or Freddie Mac equity securities.

Loan Portfolio

The following table presents the composition of the Company’s loan portfolio as of the dates indicated:

	Sept. 30, 2008		June 30, 2008		Dec. 31, 2007
	Balance	Percent Of Gross Loans	Balance	Percent Of Gross Loans	Balance	Percent Of Gross Loans
	(dollars in thousands)
Commercial and industrial	$1,331,562	43.3%	$1,044,520	38.3%	$850,196	33.6%
Commercial real estate secured	1,021,852	33.2	918,161	33.7	839,629	33.1
Residential construction & land	391,181	12.7	422,801	15.5	492,780	19.5
Commercial construction & land	178,960	5.8	178,403	6.6	178,898	7.0

Total commercial loans	2,923,555	95.0	2,563,885	94.1	2,361,503	93.2

Total consumer-oriented loans	154,891	5.0	161,994	5.9	171,863	6.8

Gross loans	3,078,446	100.0%	2,725,879	100.0%	2,533,366	100.0%

Less: Unearned discount	(19)		(24)		(33)

Total loans	$3,078,427		$2,725,855		$2,533,333

Total loans at September 30, 2008 increased $545.1 million, or 21.5%, compared with December 31, 2007. The composition of the Company’s loan portfolio has shifted, with commercial and industrial loans (C&I) comprising an increasing percentage of the portfolio. Total C&I loans at September 30, 2008 increased $481.4 million, or 56.6%, from December 31, 2007, reflecting the Company’s focus on increasing its commercial banking business. Commercial real estate secured loans, which include owner-occupied as well as income-producing commercial and multi-family real estate, increased $182.2 million, or 21.7%, from December 31, 2007. Residential construction and land loans declined $101.6 million, or 20.6%, compared to December 31, 2007. Commercial construction and land loans of $179.0 million were largely unchanged compared with December 31, 2007. Consumer-oriented loans declined $17.0 million, or 9.9%, from December 31, 2007.

The following table presents the composition of the Company’s residential construction and land portfolio as of the dates indicated:

	Sept. 30, 2008		June 30, 2008		Dec. 31, 2007
	Balance	Percent Of Total	Balance	Percent Of Total	Balance	Percent Of Total
	(dollars in thousands)
Single family attached and detached housing	$131,451	33.6%	$149,744	35.4%	$176,739	35.9%
Condo (new & conversions)	97,069	24.8	102,379	24.2	127,112	25.8
Multi-family	56,723	14.5	55,463	13.1	68,976	14.0
Completed for sale	21,028	5.4	23,201	5.5	28,436	5.8

Total residential construction	306,271	78.3	330,787	78.2	401,263	81.5

Land – unimproved & farmland	59,674	15.3	63,925	15.1	68,188	13.8
Land – improved & entitled	5,543	1.4	5,399	1.3	5,344	1.1
Land – under development	19,693	5.0	22,690	5.4	17,985	3.6

Total land	84,910	21.7	92,014	21.8	91,517	18.5

Total residential construction and land	$391,181	100.0%	$422,801	100.0%	$492,780	100.0%

Asset Quality

Nonperforming assets were $200.7 million, or 4.93% of total assets, on September 30, 2008, compared with $158.7 million, or 4.27% of total assets, on June 30, 2008, $78.3 million, or 2.20% of total assets, on December 31, 2007 and $56.8 million, or 1.65% of total assets, on September 30, 2007. The majority of the increase in nonperforming assets related to real estate developers as the residential housing market continued to deteriorate during the third quarter of 2008. Nonaccrual residential real estate construction loans comprised 73.1% of total nonaccrual loans at September 30, 2008.

The following table presents nonperforming assets and related data as of the dates indicated:

	Sept. 30, 2008	June 30, 2008	Dec. 31, 2007	Sept. 30, 2007
	(dollars in thousands)
Loans contractually past due 90 days or more but still accruing interest	$405	$1,588	$4,253	$4,311
Nonaccrual loans:
Commercial and industrial	14,279	12,759	5,069	4,539
Commercial real estate secured	16,859	14,246	10,935	6,186
Residential construction & land	143,458	116,376	52,000	35,554
Commercial construction & land	18,583	7,388	412	—
All other loan types	3,015	2,103	2,996	3,227

Total nonaccrual loans	196,194	152,872	71,412	49,506

Total nonperforming loans	196,599	154,460	75,665	53,817
Other real estate owned and repossessed assets	4,117	4,280	2,606	2,947

Total nonperforming assets	$200,716	$158,740	$78,271	$56,764

Nonperforming loans to total loans	6.39%	5.67%	2.99%	2.15%
Nonperforming assets to total loans plus repossessed property	6.51%	5.81%	3.09%	2.26%
Nonperforming assets to total assets	4.93%	4.27%	2.20%	1.65%

The following table presents loans past due 30 to 89 days and still accruing as of the dates indicated:

	Sept. 30, 2008	June 30, 2008	Dec. 31, 2007	Sept. 30, 2007
	(dollars in thousands)
Loans contractually past due 30 through 89 days and still accruing	$25,506	$30,168	$63,553	$18,651

30 – 89 days past due to total loans	0.83%	1.11%	2.51%	0.74%

The following table presents nonaccrual loans by dollar range for the dates indicated:

	September 30, 2008		June 30, 2008		December 31, 2007
	Number of Borrowers	Amount	Number of Borrowers	Amount	Number of Borrowers	Amount
Nonaccrual loans by dollar range	(dollars in thousands)
$15.0 million or more	1	$22,355	3	$64,215	1	$19,083
$10.0 million to $14.9 million	5	61,505	2	25,078	2	26,333
$5.0 million to $9.9 million	7	52,096	3	19,700	—	—
$1.0 million to $4.9 million	18	45,927	13	31,388	8	19,235
Under $1.0 million	79	14,311	76	12,491	56	6,761

Total nonaccrual loans	110	$196,194	97	$152,872	67	$71,412

The Company classifies all nonaccrual commercial loans as impaired, as well as those accruing commercial loans that it believes to have higher risk of noncompliance with the contractual repayment schedule for both interest and principal. For impaired loans that are secured by real estate, the Company’s general practice is to use recent appraisals to determine the appropriate allowance.

The following table presents impaired loans and the related allowance for loan losses for impaired loans as of the dates indicated:

	Sept. 30, 2008	June 30, 2008	Dec. 31, 2007	Sept. 30, 2007
	(in thousands)
Recorded balance of impaired loans	$205,714	$174,907	$90,972	$52,009
Allowance for loan losses related to impaired loans	$48,421	$51,298	$9,375	$3,708

Allowance for Loan Losses

The following table presents the activity in the Company’s allowance for loan losses and related data for the periods indicated:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
	(dollars in thousands)
Average total loans	$2,909,799	$2,558,406	$2,531,985	$2,652,022	$2,511,867

Total loans at end of period	$3,078,427	$2,725,855	$2,508,854	$3,078,427	$2,508,854

Allowance for loan losses:
Allowance at beginning of period	$104,742	$64,193	$39,799	$54,681	$37,516
Net (charge-offs) recoveries:
Commercial and commercial real estate	(9,941)	(4,191)	(432)	(14,295)	(1,822)
Real estate – construction and land	(29,583)	(4,237)	(2,219)	(35,508)	(3,283)
Total consumer-oriented loans	49	(378)	(118)	(716)	(881)

Total net charge-offs	(39,475)	(8,806)	(2,769)	(50,519)	(5,986)
Provision for loan losses	52,700	49,355	3,400	113,805	8,900

Allowance at end of period	$117,967	$104,742	$40,430	$117,967	$40,430

Annualized net charge-offs to average total loans	5.43%	1.38%	0.44%	2.54%	0.32%
Allowance to total loans at end of period	3.83%	3.84%	1.61%	3.83%	1.61%
Allowance to nonperforming loans	60.00%	67.81%	75.12%	60.00%	75.12%

Net charge-offs for the third quarter of 2008 were $39.5 million, or 5.43% of average loans on an annualized basis, compared with $8.8 million, or 1.38% of average loans on an annualized basis in the second quarter of 2008, and $2.8 million, or 0.44% in the third quarter of 2007.

The allowance for loan losses on September 30, 2008 was $118.0 million, or 3.83% of total loans, compared with $104.7 million, or 3.84% of total loans, on June 30, 2008, and $40.4 million, or 1.61% of total loans, on September 30, 2007.

The provision for loan losses was $52.7 million for the third quarter of 2008, compared with $49.4 million for the second quarter of 2008 and $3.4 million in the third quarter of 2007. The provision in the third quarter of 2008 reflects the continued weak economic environment surrounding residential development and the increase in net charge-offs and nonperforming loans.

The following table presents the composition of the loan portfolio, the dollar amount and percentage of loans in each category that are nonaccrual or are 30 or more days past due but still accruing, and the amount of the loan loss allowance allocated to each category as of September 30, 2008.

		Nonaccrual		Past Due and Accruing		Total Allowance
Loan Category	Balance	Dollar	%	Dollar	%	Dollar	%
	(dollars in thousands)
Residential construction and land	$391,181	$143,458	36.7%	$16,648	4.3%	$57,999	14.8%
Commercial construction and land	178,960	18,583	10.4%	—	0.0%	6,541	3.7
Commercial real estate	1,021,852	16,859	1.6%	4,124	0.4%	12,204	1.2
Commercial and industrial	1,331,562	14,279	1.1%	2,466	0.2%	22,862	1.7

Total commercial loans	2,923,555	193,179	6.6%	23,238	0.8%	99,606	3.4
Consumer loans	154,872	3,015	1.9%	2,673	1.7%	2,300	1.5

Total loans	$3,078,427	$196,194	6.4%	$25,911	0.8%	101,906	3.3

Unallocated portion						16,061	0.5

Total loan loss allowance						$117,967	3.8%

Funding Liabilities

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Quarter Ended
	Sept. 30, 2008		June 30, 2008		Sept. 30, 2007
	Average Balance	Percent Of Deposits	Average Balance	Percent Of Deposits	Average Balance	Percent Of Deposits
	(dollars in thousands)
In-market deposits:
Noninterest-bearing deposits	$404,580	13.0%	$393,341	14.5%	$393,447	15.1%
NOW accounts	144,697	4.7	71,528	2.6	78,113	3.0
Savings deposits	43,924	1.4	45,695	1.7	52,908	2.0
Money market accounts	478,396	15.4	614,273	22.7	735,512	28.4
Customer certificates of deposit	801,047	25.8	637,966	23.6	519,572	20.0
Public time deposits	76,463	2.5	73,584	2.7	60,147	2.3

Total in-market deposits	1,949,107	62.8	1,836,387	67.8	1,839,699	70.8
Out-of-market deposits:
Brokered money market deposits	99,011	3.2	86,423	3.2	62,515	2.4
Out-of-local-market certificates of deposit	163,372	5.2	172,064	6.4	117,034	4.5
Brokered certificates of deposit	892,378	28.8	610,483	22.6	578,640	22.3

Total out-of-market deposits	1,154,761	37.2	868,970	32.2	758,189	29.2

Total deposits	$3,103,868	100.0%	$2,705,357	100.0%	$2,597,888	100.0%

Average total deposits during the third quarter of 2008 increased $398.5 million, or 14.7%, compared with the second quarter of 2008. Average in-market deposits increased $112.7 million. Money market accounts decreased $135.9 million, primarily from the transfer of a large depositor’s balances from money market to a NOW account. Customer certificates of deposit increased $163.1 million. Average out-of-market deposits increased $285.8 million during the third quarter of 2008 and comprised a larger percentage of total deposits than in prior periods.

The following table sets forth the period end balances of total deposits as of each of the dates indicated below, as well as categorizes the Company’s deposits as “in-market” and “out-of-market” deposits:

	Sept. 30, 2008	Dec. 31, 2007	Sept. 30, 2007
	(in thousands)
In-market deposits:
Noninterest-bearing deposits	$410,883	$471,770	$394,939
NOW accounts	200,900	76,572	77,730
Savings accounts	42,984	49,386	52,143
Money market accounts	413,145	707,829	742,637
Customer certificates of deposit	845,322	543,443	543,999
Public time deposits	72,914	52,895	50,255

Total in-market deposits	1,986,148	1,901,895	1,861,703

Out-of-market deposits:
Brokered money market deposits	97,246	55,507	52,895
Out-of-local-market certificates of deposit	151,686	117,159	115,453
Brokered certificates of deposit	986,501	505,631	561,587

Total out-of-market deposits	1,235,433	678,297	729,935

Total deposits	$3,221,581	$2,580,192	$2,591,638

Total deposits were $3.2 billion on September 30, 2008, an increase of $641.4 million, or 24.9%, from December 31, 2007, and an increase of $629.9 million from September 30, 2007. In-market deposits on September 30, 2008 increased $84.3 million compared with December 31, 2007. Seasonal noninterest-bearing deposits relating to corporate trust services totaled $2.0 million at September 30, 2008, compared with $62.3 million at December 31, 2007. Customer certificates of deposit increased while money market account balances declined. Money market accounts decreased primarily from the transfer of a large depositor’s balance from a money market to a NOW account and a decline in money market balances maintained by another large customer. Total out-of-market deposits increased $557.1 million since December 31, 2007, providing the majority of the funding for earning asset growth.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a $4 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the business banking, real estate lending and wealth management needs of closely held and family-owned small- and mid-sized businesses. Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability if interest rates fluctuate as well as the effect of our customers’ changing use of our deposit products; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; the decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high concentration of commercial real estate loans in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with management changes, employee turnover and our commercial banking growth initiative, including our expansion of our asset-based lending operations and our entry into new geographical markets; the uncertainties with respect to the future utilization of our deferred tax assets; the possibility that the Company will not be able to participate in the U.S. Treasury Department’s TARP Capital Purchase Program on reasonably acceptable terms; negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on our business and on the businesses of our customers as well as other banks and lending institutions with which we have commercial relationships; a continuation of the recent unprecedented volatility in the capital markets; the effectiveness of our hedging transactions and their impact on our future results of operations; the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities and competition; changes in legislation or regulatory and accounting principles, policies or guidelines affecting our business; and other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned “Risk Factors” in our December 31, 2007 Annual Report on Form 10-K filed with the SEC on March 13, 2008. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

For further information contact:

Ilene Stevens

847-653-7731

TAYLOR CAPITAL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) Sept. 30, 2008	(Unaudited) June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$210,376	$155,245	$83,561
Investment securities	794,727	818,242	892,371
Loans, net of allowance for loan losses of $117,967, $104,742 and $54,681 at September 30, 2008, June 30, 2008 and December 31, 2007, respectively	2,960,460	2,621,113	2,478,652
Premises, leasehold improvements and equipment, net	17,241	15,708	16,109
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	15,335	15,335	15,310
Other real estate and repossessed assets, net	4,117	4,280	2,606
Other assets	72,494	89,211	67,854

Total assets	$4,074,750	$3,719,134	$3,556,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$410,883	$424,440	$471,770
Interest-bearing	2,810,698	2,495,194	2,108,422

Total deposits	3,221,581	2,919,634	2,580,192
Other borrowings	305,230	300,567	389,054
Accrued interest, taxes and other liabilities	60,539	43,928	41,354
Notes payable and FHLB advances	147,000	147,000	205,000
Junior subordinated debentures	86,607	86,607	86,607
Subordinated notes, net	55,212	—	—

Total liabilities	3,876,169	3,497,736	3,302,207

Stockholders’ equity:
Preferred stock	60,000	—	—
Common stock	120	119	115
Surplus	216,259	198,175	197,214
Retained earnings (deficit)	(52,308)	44,908	75,145
Accumulated other comprehensive income (loss), net	(854)	2,832	6,418
Treasury stock	(24,636)	(24,636)	(24,636)

Total stockholders’ equity	198,581	221,398	254,256

Total liabilities and stockholders’ equity	$4,074,750	$3,719,134	$3,556,463

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Interest income:
Interest and fees on loans	$40,069	$35,749	$49,226	$117,047	$146,614
Interest and dividends on investment securities:
Taxable	8,664	8,954	6,113	27,019	17,528
Tax-exempt	1,449	1,456	1,516	4,387	4,570
Interest on cash equivalents	582	247	628	1,371	1,468

Total interest income	50,764	46,406	57,483	149,824	170,180

Interest expense:
Deposits	23,456	19,606	25,216	65,035	73,098
Other borrowings	2,364	2,355	2,497	7,454	8,044
Notes payable and FHLB advances	1,298	1,173	1,475	4,045	3,895
Junior subordinated debentures	1,715	1,707	1,988	5,320	5,925
Subordinated notes	33	—	—	33	—

Total interest expense	28,866	24,841	31,176	81,887	90,962

Net interest income	21,898	21,565	26,307	67,937	79,218
Provision for loan losses	52,700	49,355	3,400	113,805	8,900

Net interest income (loss) after provision for loan losses	(30,802)	(27,790)	22,907	(45,868)	70,318

Noninterest income:
Service charges	2,256	2,255	1,982	6,677	5,687
Trust and investment management fees	894	1,035	890	2,736	2,847
Loan syndication fees	—	—	2,200	116	2,600
Other derivative income	154	65	159	1,106	122
Other noninterest income	(84)	675	332	717	1,573

Total noninterest income	3,220	4,030	5,563	11,352	12,829

Noninterest expense:
Salaries and employee benefits	14,948	11,096	9,916	37,747	29,446
Occupancy of premises	1,943	1,883	2,178	5,773	6,144
Furniture and equipment	830	850	803	2,498	2,502
Non–performing asset expense	1,398	2,471	94	4,877	527
Legal fees, net	1,841	769	442	3,195	1,898
Early extinguishment of debt	412	384	—	1,606	—
FDIC assessment	779	586	72	1,891	234
Other professional services	501	404	555	1,551	1,739
Other noninterest expense	4,649	4,180	3,999	12,602	11,283

Total noninterest expense	27,301	22,623	18,059	71,740	53,773

Income (loss) before income taxes	(54,883)	(46,383)	10,411	(106,256)	29,374
Income tax expense (benefit)	25,653	(21,067)	3,190	3,436	9,679

Net income (loss)	(80,536)	(25,316)	7,221	(109,692)	19,695
Implied non-cash preferred dividend	(16,680)	—	—	(16,680)	—

Net income applicable to common shareholders	$(97,216)	$(25,316)	$7,221	$(126,372)	$19,695

Basic earnings (loss) per common share	$(9.30)	$(2.42)	$0.68	$(12.10)	$1.81
Diluted earnings (loss) per common share	(9.30)	(2.42)	0.67	(12.10)	1.79

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (unaudited)

(dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at June 30, 2008	$—	$119	$198,175	$44,908	$2,832	$(24,636)	$221,398
Issuance of preferred stock, net of issuance costs	60,000	—	(3,652)	—	—	—	56,348
Discount from preferred stock beneficial conversion feature	(16,680)	—	16,680	—	—	—	—
Implied non-cash preferred dividend for beneficial conversion feature	16,680	—	—	(16,680)	—	—	—
Issuance of warrants to purchase common stock, net of issuance costs	—	—	4,692	—	—	—	4,692
Amortization of stock based compensation awards	—	—	372	—	—	—	372
Issuance of restricted stock grants	—	1	(1)	—	—	—	—
Tax benefit on stock options exercised and stock awards	—	—	(7)	—	—	—	(7)
Comprehensive income (loss):
Net loss	—	—	—	(80,536)	—	—	(80,536)
Change in unrealized gains and losses on available-for-sale investment securities, net of income taxes	—	—	—	—	(3,756)	—	(3,756)
Changes in gains and losses from cash flow hedging instruments, net of income taxes	—	—	—	—	70	—	70

Total comprehensive loss							(84,222)

Balance at September 30, 2008	$60,000	$120	$216,259	$(52,308)	$(854)	$(24,636)	$198,581

Taylor Capital Group, Inc.

Summary of Selected Financial Data

Dollars in Thousands

Unaudited

	Year To Date September 30,		2008			2007
			Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	2008	2007
Condensed Income Data:
Interest income	$149,824	$170,180	$50,764	$46,406	$52,654	$56,879	$57,483
Interest expense	81,887	90,962	28,866	24,841	28,180	31,392	31,176

Net interest income	67,937	79,218	21,898	21,565	24,474	25,487	26,307
Provision for loan losses	113,805	8,900	52,700	49,355	11,750	23,000	3,400

Net interest income after provision for loan losses	(45,868)	70,318	(30,802)	(27,790)	12,724	2,487	22,907
Noninterest income:
Service charges	6,677	5,687	2,256	2,255	2,166	2,022	1,982
Trust and investment mgmt. fees	2,736	2,847	894	1,035	807	1,017	890
Other derivative income	1,106	122	154	65	887	270	159
Other	833	4,173	(84)	675	242	573	2,532

Total noninterest income	11,352	12,829	3,220	4,030	4,102	3,882	5,563
Noninterest expense:
Salaries and employee benefits	37,747	29,446	14,948	11,096	11,703	8,325	9,916
Goodwill Impariment	—	—	—	—	—	23,237	—
Occupancy, furniture and equipment	8,271	8,646	2,773	2,733	2,765	3,458	2,981
Legal fees, net	3,195	1,898	1,841	769	585	566	442
Other	22,527	13,783	7,739	8,025	6,763	5,166	4,720

Total noninterest expense	71,740	53,773	27,301	22,623	21,816	40,752	18,059

Income (loss) before income taxes	(106,256)	29,374	(54,883)	(46,383)	(4,990)	(34,383)	10,411
Income tax expense (benefit)	3,436	9,679	25,653	(21,067)	(1,150)	(5,118)	3,190

Net income (loss)	$(109,692)	$19,695	$(80,536)	$(25,316)	$(3,840)	$(29,265)	$7,221

Preferred dividend requirement	(16,680)	—	(16,680)	—	—	—	—

Net income (loss) applicable to common shareholders	$(126,372)	$19,695	$(97,216)	$(25,316)	$(3,840)	$(29,265)	$7,221

Taylor Capital Group, Inc.

Summary of Selected Financial Data

Dollars in Thousands

Unaudited

	Year To Date September 30,		2008			2007
			Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	2008	2007
Per Share Data:
Net income (loss) per common share:
Basic	$(12.10)	$1.81	$(9.30)	$(2.42)	$(0.37)	$(2.78)	$0.68
Diluted	(12.10)	1.79	(9.30)	(2.42)	(0.37)	(2.78)	0.67
Cash dividends per common share	0.10	0.30	—	—	0.10	0.10	0.10
Book value per common share	12.59	26.00	12.59	20.19	23.71	24.10	26.00
Tangible book value per common share (1)	12.59	23.85	12.59	20.19	23.71	24.10	23.85
Dividend payout ratio	NM	16.76%	NM	NM	NM	NM	14.93%
Weighted average shares-basic	10,447,264	10,871,989	10,456,544	10,446,512	10,438,634	10,516,220	10,687,516
Weighted average shares-diluted	10,447,264	10,994,879	10,456,544	10,446,512	10,438,634	10,516,220	10,784,289
Shares outstanding-end of period	11,011,184	10,809,875	11,011,184	10,965,986	10,800,335	10,551,994	10,809,875

Average Balance Sheet Data (2):
Total assets	$3,657,857	$3,310,389	$3,918,831	$3,526,768	$3,525,104	$3,513,661	$3,346,412
Investments	851,212	655,798	829,206	844,063	880,609	875,480	664,970
Cash equivalents	80,075	37,790	121,498	46,516	71,756	29,621	49,087
Loans	2,652,022	2,511,867	2,909,799	2,558,406	2,485,028	2,494,125	2,531,985
Total interest-earning assets	3,583,309	3,205,455	3,860,503	3,448,985	3,437,393	3,399,226	3,246,042
Interest-bearing deposits	2,428,925	2,177,657	2,699,288	2,312,016	2,272,500	2,169,858	2,204,441
Borrowings	456,941	346,381	457,398	440,073	473,347	512,638	348,998
Junior subordinated debentures	86,607	86,607	86,607	86,607	86,607	86,607	86,607
Total interest-bearing liabilities	2,972,473	2,610,645	3,243,293	2,838,696	2,832,454	2,769,103	2,640,046
Noninterest-bearing deposits	396,774	384,830	404,580	393,341	392,315	419,203	393,447
Total stockholders’ equity	243,580	273,600	221,394	251,888	257,702	283,533	271,745

Performance Ratios (annualized):
Return (loss) on average assets	-4.00%	0.79%	-8.22%	-2.87%	-0.44%	-3.33%	0.86%
Return (loss) on average equity	-60.04%	9.60%	-145.51%	-40.20%	-5.96%	-41.29%	10.63%
Efficiency ratio (3)	90.48%	58.42%	108.69%	88.39%	76.34%	138.76%	56.66%

Taylor Capital Group, Inc.

Summary of Selected Financial Data

Dollars in Thousands

Unaudited

		Year To Date September 30,		2008			2007
				Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
		2008	2007
	Tax Equivalent Net Interest Margin:
	Net interest income as stated	$67,937	$79,218	$21,898	$21,565	$24,474	$25,487	$26,307
Add:	Tax equivalent adjust.-investment (4)	2,363	2,460	780	785	798	812	816
	Tax equivalent adjust.-loans (4)	94	183	31	31	33	57	62

	Tax equivalent net interest income	$70,394	$81,861	$22,709	$22,381	$25,305	$26,356	$27,185

	Net interest margin without tax adjust.	2.53%	3.30%	2.26%	2.51%	2.86%	2.98%	3.22%
	Net interest margin - tax equivalent (4)	2.62%	3.41%	2.35%	2.60%	2.95%	3.08%	3.33%
	Yield on earning assets without tax adjust.	5.58%	7.10%	5.24%	5.40%	6.15%	6.65%	7.03%
	Yield on earning assets - tax equivalent (4)	5.67%	7.21%	5.32%	5.50%	6.25%	6.75%	7.14%
	Yield on interest-bearing liabilities	3.68%	4.66%	3.54%	3.52%	4.00%	4.50%	4.69%
	Net interest spread - without tax adjust.	1.90%	2.44%	1.70%	1.88%	2.15%	2.15%	2.35%
	Net interest spread - tax equivalent (4)	1.99%	2.55%	1.78%	1.98%	2.25%	2.25%	2.45%
	Average interest-earning assets to average interest-bearing liabilities	120.55%	122.78%	119.03%	121.50%	121.36%	122.76%	122.95%

Taylor Capital Group, Inc.

Summary of Selected Financial Data

Dollars in Thousands

Unaudited

	Sept 30, 2008	Sept 30, 2007	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007
Condensed Balance Sheet Data:
Total assets	$4,074,750	$3,445,227	$3,719,134	$3,520,480	$3,556,463
Investment securities	794,727	800,607	818,242	858,860	892,371
Total loans	3,078,427	2,508,854	2,725,855	2,512,193	2,533,333
Allowance for loan losses	117,967	40,430	104,742	64,193	54,681
Goodwill	—	23,237	—	—	—
Total deposits	3,221,581	2,591,638	2,919,634	2,705,518	2,580,192
Other borrowings	305,230	303,234	300,567	324,501	389,054
Notes payable and FHLB advances	147,000	145,000	147,000	105,000	205,000
Junior subordinated debentures	86,607	86,607	86,607	86,607	86,607
Subordinated notes, net	55,512	—	—	—	—
Total stockholders’ equity	198,581	281,051	221,398	256,085	254,256

Asset Quality Ratios:
Nonperforming loans	$196,599	$53,817	$154,460	$99,502	$75,665
Nonperforming assets	200,716	56,764	158,740	104,575	78,271
Allowance for loan losses to total loans	3.83%	1.61%	3.84%	2.56%	2.16%
Allowance for loan losses to nonperforming loans	60.00%	75.12%	67.81%	64.51%	72.27%
Net charge-offs to average total loans (5)	2.54%	0.32%	0.88%	0.36%	0.59%
Nonperforming assets to total loans plus repossessed property	6.51%	2.26%	5.81%	4.15%	3.09%

Capital Ratios (Taylor Capital Group, Inc.):
Total stockholders’ equity to assets	4.87%	8.16%	5.95%	7.27%	7.15%
Total tangible equity to assets (1)	4.87%	7.48%	5.95%	7.27%	7.15%
Average stockholders’ equity to average assets (6)	6.66%	8.26%	7.23%	7.31%	8.21%

NM Not meaningful

Footnotes:

(1)	Tangible equity excludes goodwill.
(2)	Average balances are daily averages.
(3)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, less the gains from the sale of investment securities.
(4)	This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%.
(5)	Based upon year-to-date annualized net charge-offs.
(6)	Based upon year-to-date averages.